FIRST CHARTER CORPORATION

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Kevin Toomb
Marketing Director
(704) 688-4452

FOR IMMEDIATE RELEASE

July 26, 2006

First Charter Elects Jewell D. Hoover
To Board of Directors

CHARLOTTE, North Carolina - First Charter Corporation (NASDAQ: FCTR) today announced the election of Jewell D. Hoover to the corporation Board of Directors at its July 26th meeting. Jewell Hoover is the president of Hoover and Associates, LLC, a bank consulting company specializing in director training, charter applications, policy development, strategic planning and management studies.

"We are delighted to welcome Jewell Hoover as the newest member of the First Charter Board of Directors," commented Bob James, President & CEO of First Charter. "Her vast experience in bank supervision gained through 28 years at the Office of the Comptroller of the Currency (OCC) will enrich our company."

Prior to starting her own company, Jewell Hoover worked for 28 years at the OCC. She joined the OCC in 1975 as a national bank examiner, and her responsibilities increased steadily throughout her career. At various times, she supervised banks in the Northeast and Southeast. In 1992, Ms. Hoover was appointed Assistant Deputy Comptroller and for ten years had direct supervisory responsibility for all national banks in North Carolina, South Carolina and parts of Georgia. Her last position at the OCC was that of Deputy District Comptroller for the Western District. In this position she supervised 427 banks and 18 credit card companies located from Missouri west to California and Arizona north to Alaska. Jewell Hoover recently served as a member of the North Carolina Banking Commission.

Ms. Hoover graduated from West Virginia State College in 1969 with a B.S. degree in Business Education, and earned a M.A. in Educational Administration and Supervision from West Virginia College of Graduate Studies in 1975.  She currently resides in Charlotte, NC.

Corporate Profile

First Charter Corporation is a regional financial services company with assets of approximately $4.4 billion and is the holding company for First Charter Bank. First Charter operates 58 financial centers, four insurance offices and 137 ATMs located throughout North Carolina. First Charter also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, mortgages and a broad array of employee benefit programs. Additional information about First Charter may be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter's common stock is traded under the symbol "FCTR" on the NASDAQ Global Select.